Exhibit 4.81
OFFICE LEASE
THIS LEASE is made as of January 1, 2008, between NNN EMBASSY PLAZA, LLC, NNN EMBASSY PLAZA 1, LLC, NNN EMBASSY PLAZA 4, LLC, NNN EMBASSY PLAZA 5, LLC, NNN EMBASSY PLAZA 6, LLC, NNN EMBASSY PLAZA 7, LLC, NNN EMBASSY PLAZA 8, LLC, NNN EMBASSY PLAZA 9, LLC, NNN EMBASSY PLAZA 10, LLC, NNN EMBASSY PLAZA 12, LLC, NNN EMBASSY PLAZA 13, LLC, NNN EMBASSY PLAZA 14, LLC, NNN EMBASSY PLAZA 15, LLC, NNN EMBASSY PLAZA 16, LLC, NNN EMBASSY PLAZA 17, LLC, NNN EMBASSY PLAZA 18, LLC, NNN EMBASSY PLAZA 19, LLC, NNN EMBASSY PLAZA 20, LLC, NNN EMBASSY PLAZA 21, LLC, NNN EMBASSY PLAZA 22, LLC, NNN EMBASSY PLAZA 23, LLC, NNN EMBASSY PLAZA 24, LLC, NNN EMBASSY PLAZA 27, NNN EMBASSY PLAZA 28, LLC, each one a Delaware limited liability company (collectively, “Landlord”), acting by and through Triple Net Properties Realty, Inc., agent for Landlord (“Agent”), having an address c/o Triple Net Properties Realty, Inc., 4 Hutton Centre Drive, Suite 700, South Coast Metro, CA 92707-3016, Attn: Elizabeth Grossman, Regional Asset Manager (“Landlord”) and DTN, INC., a Delaware corporation, (“Tenant”), for space in the building located at 9110 West Dodge Road, Omaha, Nebraska 68114 (such building, the related parking areas, driveways and other improvements, together with the land described in Exhibit “D” attached hereto upon which such building and other improvements are situated, being herein referred to as the “Building”).
The following schedule sets forth certain basic terms of this Lease:
BASIC TERMS:
A.	Premises: Approximately 106,179 rentable square feet of space on the first, second and third floors of the Building, as shown on the floor plans attached hereto, marked as Exhibits “A”, “B” and “C,” and made a part hereof.

B.	Base Rent: During the Term, Tenant shall pay the amounts, which are set forth on the Rent Schedule, in equal monthly installments as Base Rent for the Premises. For purposes of this Lease, the term “Rent Schedule” shall refer to the schedule attached hereto as: (a) Schedule A-1, if Tenant elects to retain the Reduction Space (as such term is defined in Section 34 hereof) or (b) Schedule A-2, if Tenant does not elect to retain the Reduction Space Tenant will be entitled to a full abatement of the monthly installments of Base Rent that would otherwise be due for the month of January 2009 and the month of January 2010.

C.	Term: That period of time commencing as of January 1, 2008 (the “Commencement Date”) and ending May 31, 2017 (the “Expiration Date”), unless sooner terminated or extended as set forth herein.

D.	Tenant’s Proportionate Share: 80.51%

E.	Base Expense Year and Base Tax Year: 2008

F.	Security Deposit: No Deposit Required

G.	Broker(s): Grubb & Ellis/Pacific Realty

H.	Guarantor(s): None

I.	Exhibits:* A. First Floor Plan of Premises
B.	Second Floor Plan of Premises

C.	Third Floor Plan of Premises

D.	Legal Description of Building

E.	Rules and Regulations

F	Antenna License Agreement

G	Description of Landlord’s Work

H	Reduction Space Drawing
1.	DEMISE AND TERM. Landlord leases to Tenant and Tenant leases from Landlord the premises (the “Premises”) described in Item “A” of the Basic Terms and shown on the Floor Plans attached hereto as Exhibit “A”, Exhibit “B” and Exhibit “C”, subject to the covenants and conditions set forth in this Lease, for a term (the “Term”) commencing on the Commencement Date and expiring on the Expiration Date described in Item C of the Basic Terms, unless terminated earlier as otherwise provided in this Lease or extended pursuant to the provisions of Section 30 of this Lease.

2.	RENT.
A.	Definitions. For purposes of this Lease, the following terms shall have the following meanings:
(i)	“Base Expense Year” shall mean the year set forth in Item E of the Basic Terms.

(ii)	“Expenses” shall mean all expenses, costs and disbursements (including Taxes) paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, replacement and repair of the Building. Landlord agrees that any wages, salaries and fringe benefits provided to any on-site employees shall be commercially reasonable and any management fees paid to a management company shall be at market rates. Expenses shall not include: (a) costs of painting, redecorating, tenant improvements or other work which Landlord either pays for or performs on behalf of any other tenant or prospective tenant; (b) costs of capital improvements (except for costs of any capital improvements

*	Exhibits A, B, C, and H to this agreement have not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

made or installed for the primary purpose of reducing Expenses or made or installed pursuant to governmental requirement or insurance requirement, which costs shall be amortized by Landlord in accordance with sound accounting and management principles); (c) interest and principal payments on mortgages (except interest on the cost of any capital improvements for which amortization may be included in the definition of Expenses) or any rental payments on any ground leases (except for rental payments which constitute reimbursement for Taxes and Expenses); (d) advertising expenses and leasing commissions; (e) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds, payment of rent or otherwise, except through Adjustment Rent paid by Tenant (hereinafter defined); (f) the cost of any kind of service furnished to any other tenant in the Building which Landlord does not generally make available to all tenants in the Building or is otherwise not provided to Tenant under this Lease; (g) legal expenses of negotiating or enforcing leases; (h) salaries and fringe benefits of employees above the grade of building manager; (i) costs of correcting construction defects or defective equipment; (j) costs incurred by Landlord as a result of the willful misconduct, negligence or violations of law of other tenants, Landlord or Landlord’s employees, agents, contractors or invitees; (k) costs of contracts with companies related to or affiliated with Landlord if such contracts are not at rates competitive with the rates of other local companies providing such services; (1) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the Landlord’s failure to pay bills when due, unless caused solely by the Tenant’s failure to pay or late payments of the Tenant’s Proportionate Share of increases in Expenses or Taxes; (m) costs of remediating hazardous substances in the Building, which Tenant is not responsible for bringing into the Building (n) costs incurred in connection with the sale or change of ownership of the Building, including brokerage commissions, attorneys’ fees, accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; (o) costs incurred because the Landlord or another tenant violated the terms of any lease; and (p) the costs and expenses related to Landlord’s Work (as such term is defined in Section 4). Expenses shall be determined on a cash or accrual basis, as Landlord may elect.
(iii)	“Rent” shall mean Base Rent, Adjustment Rent and any other sums or charges due by Tenant hereunder.

(iv)	“Taxes” shall mean all taxes, assessments and fees levied upon the Bui ding, the property of Landlord located therein or the rents collected therefrom, by any governmental entity based upon the ownership, leasing, renting or operation of the Building, including all reasonable costs and expenses of protesting any such taxes, assessments or fees.

Notwithstanding any of the foregoing, Taxes shall not include the costs and expenses of protesting any taxes, assessments or fees unless Landlord shall have obtained Tenant’s prior written consent to initiate such protest. Taxes shall not include (a) any penalties or interest charged by any governmental entity as a result of Landlord’s delinquent payment of taxes or (b) any net income, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity, in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. For the purpose of determining Taxes for any given year, the amount to be included for such year (a) from special assessments payable in installments shall be the amount of the installments (and any interest) due and payable during such year, and (b) from all other Taxes shall at Landlord’s election either be the amount accrued, assessed or otherwise imposed for such year or the amount due and payable in such year. Under no circumstances shall Tenant be obligated to pay any increased taxes attributable to the addition of any rentable area to the Building or any improvements made to any other tenant’s space, which are not part of the Building as of the Commencement Date.

(v)	“Tenants Proportionate Share” shall mean the percentage set forth in Item D of the Basic Terms which has been determined by dividing the rentable square feet in the Premises by the rentable square feet in the Building.
B.	Components of Rent. Tenant agrees to pay the following amounts to Landlord at the office of the Building or at such other place as Landlord designates:
(i)	Base rent (“Base Rent”) to be paid in monthly installments in the amount set forth in Item B of the Basic Terms in advance on or before the first day of each month of the Term, except that Tenant shall pay the first month’s Base Rent upon execution of this Lease.

(ii)	Adjustment rent (“Adjustment Rent”) in an amount equal to Tenant’s Proportionate Share of (a) the increase in Expenses for any calendar year over the Base Expenses and (b) the increase in Taxes for any calendar year over the Base Taxes. (If the Basic Terms set forth a Base Expense Year and a Base Tax Year rather than Base Expenses and Base Taxes, the Base Expenses and the Base Taxes shall equal the amount of Expenses and Taxes, respectively, for the Base Expense Year and the Base Tax Year.) Prior to each calendar year, Landlord shall estimate the amount of Adjustment Rent due for such year, and Tenant shall pay Landlord one-twelfth of such estimate on the first day of each month during such year. Such estimate may be revised by Landlord whenever it obtains information relevant to making such estimate more accurate. By no later than ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant a report setting forth the actual Expenses and Taxes for such calendar year and a statement of the amount of Adjustment Rent that Tenant has paid and is payable for such year. Within thirty days after receipt of such report, Tenant shall pay to Landlord the amount of Adjustment Rent due for such calendar year, minus any payments of Adjustment Rent made by Tenant for such year. If Tenant’s estimated payments of Adjustment Rent exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Tenant’s other obligations under this Lease or promptly refund such excess to Tenant if the Term has already expired, provided Tenant is not then in default hereunder, in either case without interest to Tenant.
C.	Payment of Rent. The following provisions shall govern the payment of Rent: (i) if this Lease commences or ends on a day other than the first day or last day of a calendar month, the Rent for the month in which this Lease so begins or ends shall be prorated and adjusted accordingly; (ii) except as otherwise set forth in this Lease, all Rent shall be paid to Landlord without offset or deduction, and the covenant to pay Rent shall be independent of every other covenant in this Lease; (iii) any sum due from Tenant to Landlord, which is not paid within five (5) business days following the date on which such sum is due shall bear interest from the date due until the date paid at the annual rate of nine percent (12%) or the maximum rate permitted by law, whichever is less (the “Default Rate”); and, in addition, if Tenant’s failure to pay such sum shall continue for five (5) business days after written notice to Tenant of such failure (provided that Landlord shall not be required to deliver such notice more than two (2) times in any calendar year), Tenant shall pay Landlord a late charge for any Rent payment which is paid more than five days after its due date equal to five percent of such payment; (v) if changes are made to this Lease or the Building changing the number of square feet contained in the Premises or in the Building, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share; (vi) Tenant shall have the right to inspect Landlord’s accounting records relative to Expenses and Taxes during normal business hours at any time within thirty days following the furnishing to Tenant of the annual statement of Rent Adjustment; and, unless Tenant shall take written exception to any item in any such statement within such thirty day period, such statement shall be considered as final and accepted by Tenant; (vii) in the event of the termination of this Lease prior to the determination of any Adjustment Rent, Tenant’s agreement to pay any such sums and Landlord’s obligation to refund any such sums (provided Tenant is not in default hereunder) shall survive the termination of this Lease; (viii) no adjustment to the Rent by virtue of the operation of the rent adjustment provisions in Section 2(B)(ii) of this Lease shall result in the payment by Tenant in any year of less than the Base Rent shown on the Schedule; (ix) Landlord may at any time change the fiscal year of the Building; (x) each amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due on the same date as the Rent listed on the statement showing such amount is due; and (xi) if Landlord fails to give Tenant an estimate of Adjustment Rent prior to the beginning of any calendar year, Tenant shall continue to pay Adjustment Rent, as the case may be, at the rate for the previous calendar year until Landlord delivers such estimate.

D.	Base Rent Credit. Under the Prior Lease (defined in Section 37 of the Rider attached to this Lease), Tenant has paid Base Rent at a rate which exceeds the Base Rent called for under the terms of this Lease, and Adjustment Rent. The Base Rent paid pursuant to the Prior Lease and all Adjustment Rent paid by Tenant for 2008 shall be credited against the Base Rent due pursuant to this Lease and such excess Base Rent and Adjustment Rent paid for 2008 shall be credited against the Base Rent next due from Tenant hereunder.
3.	USE. Tenant agrees that it shall occupy and use the Premises only for business offices (including activities incidental to such use) and any other lawful use in keeping with the class and character of the Building and for no other purposes. Landlord hereby acknowledges and agrees that the Tenant’s use of the Building as of the Commencement Date is a permitted use under this Lease. Tenant shall comply with all federal, state and municipal laws, ordinances and regulations and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises; provided that, Tenant shall not be required to incur any expense or to perform any additional construction, unless the need for such compliance is solely caused by Tenant’s manner of, or specific use of the Premises for the conduct of Tenant’s specific business. Without limiting the foregoing, Tenant shall not cause, nor permit, any hazardous or toxic substances to be brought upon, produced, stored, used, discharged or disposed of in, on or about the Premises without the prior written consent of Landlord and then only in compliance with all applicable environmental laws. If solely as a result of Tenant’s particular use of the Premises (a) the amount of insurance premiums payable by Landlord for insurance maintained by Landlord for or in respect to the Building is increased, (b)

any such insurance coverage is decreased, or (c) cancellation or refusal to renew any such insurance policy is threatened, Landlord shall provide written notice to Tenant (the “Insurance Notice”), which written notice shall include reasonable documentation evidencing the occurrence of an event referenced in (a) through (c) above, whereupon Tenant shall immediately pay any such increased premium or cease any such use. In the event that Tenant fails to pay any such increased premium or cease any such use within five (5) business days after receiving the Insurance Notice, then Landlord shall have the right and option, in addition to Landlord’s other rights and remedies hereunder, to terminate this Lease upon written notice to Tenant effective on the date set forth in such notice. Tenant shall have access to the Premises 24 hours per day, seven days per week and 365 days per year during the Term.
4.	CONDITION OF PREMISES/LANDLORD WORK.
A.	Tenant has been in possession of the Premises under the Prior Lease and accepts the Premises in its existing condition, “as is.” No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises, and no representation or warranty regarding the condition of the Premises has been made by or on behalf of Landlord or relied upon by Tenant, except as stated herein.

B.	Landlord, at Landlord’s sole cost and expense, shall cause the completion of the improvements to the Building described on Exhibit “G” attached to this Lease (the “Landlord’s Work”) by no later than the dates set forth for such Landlord’s Work on Exhibit “G”. All Landlord’s Work shall be performed (a) in a good and workmanlike manner and (b) in strict compliance with all applicable laws, statutes, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Building and applicable insurance requirements including, without limitation, applicable building codes, special use permits, conditional use permits, environmental regulations, and requirements of insurance underwriters.

C.	Landlord shall be responsible for obtaining any permits or approvals from any governmental agency or authority that are necessary for the commencement and completion of the Landlord’s Work. Landlord shall pay all applicable fees and charges of such governmental agencies or authorities.

D.	Landlord shall indemnify, protect, defend and hold harmless Tenant and its affiliates and its and their respective members, managers, officers, employees, agents, consultants, representatives, successors, transferees and assigns (collectively, the “Tenant Indemnified Parties”) from and against any and all lawsuits, claims, actions, injuries, damages, liabilities, losses, fines, penalties, sanctions, judgments, awards, costs and expenses arising from, relating to or associated with any actual or alleged (a) actions or omissions of Landlord or its employees, agents, representatives, general contractors, subcontractors or sub-subcontractors (including any employees, agents, representatives or contractors of any of the foregoing), in connection with the performance of the Landlord’s Work hereunder, including, without limitation, (i) any lien, security interest, claim or encumbrance against any property of Tenant in favor of any person or entity making a claim by reason of having provided labor, materials or equipment relating to the Landlord’s Work, and (ii) any injury, damage, death, harm or loss arising from, relating to or in any manner connected with the Landlord’s Work.
5.	BUILDING SERVICES.
A.	Basic Services. Landlord shall furnish the following services: (i) heating and air conditioning to provide a temperature condition required, in Landlord’s judgment, for comfortable occupancy of the Premises under normal business operations, daily from 8:00 A.M. to 6:00 P.M. (Saturday from 8:00 A.M. to 1:00 P.M.), Sundays and holidays excepted; (ii) water for drinking, and, subject to Landlord’s approval, water at Tenant’s expense for any private restrooms and office kitchen requested by Tenant; (iii) men’s and women’s restrooms at locations designated by Landlord, in common with other tenants of the Building; (iv) daily janitor service in the Premises and common areas of the Building, weekends and holidays excepted and (v) passenger elevator service in common with Landlord and other tenants of the Building, 24 hours a day, 7 days a week; and freight elevator service daily, weekends and holidays excepted, upon request of Tenant and subject to scheduling and charges by Landlord.

B.	Electricity. Landlord shall cause electricity to be distributed to the Premises either by causing the electric utility company to directly serve the Premises or, at Landlord’s option, by Landlord, and Landlord shall permit Landlord’s wire and conduits, to the extent suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges, which charges shall be based, at Landlord’s option, either on meter readings or on a survey of Tenant’s electrical usage made by Landlord or on Tenant’s prorata share of all space, including the Premises, which is commonly metered with the Premises. If the electric utility company is distributing electricity directly to the Premises, Tenant at its cost shall make all necessary arrangements with the electric utility company for metering and paying for electric current furnished to the Premises. All electricity used during the performance of janitor service, or the making of any alterations or repairs in the Premises, or the operation of any special air conditioning systems serving the Premises shall be paid for by Tenant.

C.	Telephones. Tenant shall arrange for telephone service directly with one or more of the public telephone companies servicing the Building and shall be solely responsible for paying for such telephone service. If Landlord acquires ownership of the telephone cables or other telephone equipment in the Building at any time, Landlord shall permit Tenant to connect to such cables on such terms and conditions as Landlord may prescribe. In no event does Landlord make any representation or warranty with respect to telephone service in the Building, and Landlord shall have no liability with respect thereto.

D.	Additional Services. Landlord shall not be obligated to furnish any services other than those stated above. If Landlord elects to furnish services requested by Tenant in addition to those stated above (including services at times other than those stated above), Tenant shall pay Landlord’s then prevailing charges for such services as Additional Rent within ten (10) days of Landlord’s invoice therefor; provided that all such charges shall be commercially reasonable and otherwise at rates competitive with the rates of other landlords providing such services. If Tenant shall fail to make any such payment, Landlord may, without notice to Tenant and in addition to all other remedies available to Landlord, discontinue any additional services. In addition, if Tenant’s concentration of personnel or equipment materially and adversely affects the temperature or humidity in the Premises or the Building, Landlord may install supplementary air conditioning units in the Premises; and Tenant shall pay for the reasonable cost of installation, utility charges, and maintenance thereof.

E.	Landlord’s Duty to Repair Off-Premises Utilities. Landlord shall cause all utility lines and equipment, which are located in the Building and are otherwise used in connection with providing utility service to the Premises, to be maintained in good repair and condition.

F.	Failure or Delay in Furnishing Services. Tenant agrees that Landlord shall not be liable for damages for failure or delay in furnishing any service stated above if such failure or delay is caused, in whole or in part, by any one or more of the events stated in Section 25(j) below, nor shall any such failure or delay be considered to be an eviction or disturbance of Tenant’s use of the Premises, or relieve Tenant from its obligation to pay any Rent when due or from any other obligations of Tenant under this Lease. Notwithstanding the foregoing, Landlord shall exercise reasonable diligence to remedy such interruption, curtailment, stoppage or suspension of such service or system.
6.	RULES AND REGULATIONS. Tenant shall observe and comply, and shall cause its subtenants, assignees, invitees, employees, contractors and agents to observe and comply, with the rules and regulations listed on Exhibit “E” attached hereto and with such reasonable modifications and additions thereto as Landlord may make from time to time. Landlord shall not be liable to Tenant for damages for failure of any person to obey such rules and regulations. Notwithstanding the foregoing, Landlord agrees it will use its best efforts to cause a cessation of any violation of the rules and regulations by any tenant which disturbs Tenant’s quiet enjoyment of the Premises or otherwise materially interferes with Tenant’s operation of its business in the Premises. Moreover, Landlord agrees that the rules and regulations shall be uniformly enforced against all tenants in the Building and shall not otherwise be an enlargement of or inconsistent with the terms, conditions and covenants of this Lease. In the event that any of the rules and regulations differs from any of the terms of this Lease, the terms of this Lease shall be controlling.

7.	CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise upon reasonable prior notice to Tenant (provided that, no such notice shall be required in the event of an emergency): (a) to change the name or street address of the Building or the suite number of the Premises; (b) to install, affix and maintain any and all signs on the exterior or interior of the Building; (c) to make repairs, decorations, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, and for such purposes to enter upon the Premises, temporarily close doors, corridors and other areas in the Building and interrupt or temporarily suspend services or use of common areas, and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (e) to show or inspect the Premises at reasonable times; (f) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises; and (g) to take any other action which is otherwise consistent with the terms of this Lease and Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building. Notwithstanding any of the foregoing, in exercising its rights under this Section 7, Landlord shall use commercial reasonable efforts to avoid causing any damage to the Premises (or property located within the Premises) or material interruption to Tenant’s business operations.

8.	MAINTENANCE AND REPAIRS.
A.	Landlord shall repair and maintain in good working order and condition (a) the HVAC, electrical, plumbing and other mechanical systems of the Building; (b) the structural components of the Building; and (c) all common and public areas of the Building, subject to Tenant’s obligations to repair pursuant to Section 8(B) below. Additionally, Landlord shall perform any maintenance or make any repairs to the Building (a) as Landlord shall desire or deem necessary for the safety, operation or preservation of the Building, or (b) as Landlord may be required or requested to do by the City of Omaha, Nebraska, or by the order or decree of any court or by any other proper authority. Notwithstanding the foregoing, Landlord shall have no obligation to make any repairs necessitated by the negligence or willful misconduct of Tenant or Tenant’s agents, employees or invitees. Landlord shall reimburse Tenant for the cost of any repairs to the Premises necessitated by the acts or omissions of Landlord or Landlord’s assignees, invitees, employees, contractors, tenants, subtenants and agents to the extent Tenant is not reimbursed for such costs under its insurance policies; provided, that Landlord shall have no liability to Tenant to reimburse Tenant for the cost of any repairs which are not reimbursed by Tenant’s insurance because Tenant does not maintain the insurance required under Section 10A of this Lease or elects not to insure Tenant’s personal property in the Premises, or which fall within the deductible amount under any applicable insurance policy.

B.	Tenant, at its expense, shall maintain and keep the Premises in good order and repair at all times during the Term, subject to ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, Tenant shall have no obligation to make any repairs necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, contractors, subcontractors, employees, tenants, subtenants or invitees. In addition, Tenant shall reimburse Landlord for the cost of any repairs to the Building necessitated by the acts or omissions of Tenant or Tenant’s assignees, subtenants, invitees, employees, contractors and agents, to the extent Landlord is not reimbursed for such costs under its insurance policies; provided, that Tenant shall have no liability to Landlord to reimburse Landlord for the cost of any repairs which are not reimbursed by Landlord’s insurance because Landlord does not maintain the insurance required under Section 10B of this Lease or which fall within the deductible amount under the applicable insurance policy..
9.	ALTERATIONS.
A.	Requirements. Tenant shall not make any replacement, alteration, improvement or addition to or removal from the Premises (collectively an “Alteration”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant proposes to make any Alteration, Tenant shall, prior to commencing such Alteration, submit to Landlord for prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed): (i) detailed plans and specifications; (ii) sworn statements, including the names, addresses and copies of contracts for all contractors; (iii) all necessary permits evidencing compliance with all applicable governmental rules, regulations and requirements; (iv) certificates of insurance in form and amounts required by Landlord, naming Landlord and any other parties designated by Landlord as additional insureds; and (v) all other documents and information as Landlord may reasonably request in connection with such Alteration. Tenant agrees to pay Landlord’s reasonable charges for review of all such items and supervision of the Alteration. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alteration with applicable law. Tenant shall pay the entire cost of the Alteration and, if requested by Landlord, shall deposit with Landlord, prior to the commencement of the Alteration, reasonable security for the payment and completion of the Alteration in form and amount reasonably required by Landlord. Each Alteration shall be performed in a good and workmanlike manner, in accordance with the plans and specifications approved by Landlord, and shall meet or exceed the standards for construction and quality of materials reasonably established by Landlord for the Building. In addition, each Alteration shall be performed in compliance with all applicable governmental and insurance company laws, regulations and requirements, including, without limitation, all requirements of The Americans with Disabilities Act. Each Alteration shall be performed in harmony with Landlord’s employees, contractors and other tenants. Each Alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures) shall become Landlord’s property and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant.

B.	Liens. Upon completion of any Alteration, Tenant shall promptly furnish Landlord with sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in such Alteration. Tenant shall not permit any construction lien to be filed against the Building, or any part thereof, arising out of any Alteration performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall, within ten days after receipt of written notice from Landlord, have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety reasonably satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same; and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s reasonably expenses and attorneys’ fees.

C.	Right to Contest. Tenant, at its expense, after prior written notice to Landlord, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any applicable law with which Tenant is required to comply pursuant to this Lease or any lien, encumbrance or charge allegedly incurred by Tenant and not permitted by this Lease, provided that (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Landlord and against or from the Building, (ii) neither the Building nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) such contest is permitted under the terms of any mortgage or deed of trust encumbering the Building, (iv) Tenant shall have furnished such security, if any, as may be reasonably required by Landlord and the holder of any mortgage (or beneficiary under a deed of trust) encumbering the Building in connection with the proceedings, and (v) if such contest be finally resolved against Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as reasonably may be required in any such contest. Tenant shall not be in default hereunder in respect to the compliance with any applicable law with which Tenant is obligated to comply or in respect to the payment of any lien, encumbrance or charge not permitted by this Lease which Tenant is in good faith contesting; provided that the requirements of this Section have been satisfied. Tenant, at Tenant’s expense, with the prior written consent of Landlord which shall not be unreasonably withheld, may contest the real estate tax assessment on the Building. Landlord agrees to cooperate reasonably with Tenant in connection with any such real estate tax assessment contest; provided that Tenant shall reimburse Landlord on demand for any reasonable expenses incurred by Landlord in connection therewith.
10.	INSURANCE.
A.	Tenant, at its expense, shall maintain at all times during the Term the following insurance policies: (a) fire insurance, including extended coverage, vandalism, malicious mischief, sprinkler leakage and water damage coverage and demolition and debris removal, insuring the full, replacement cost of all improvements, Alterations or additions to the Premises made at Tenant’s expense and located in the Premises; (b) commercial general liability insurance, contractual liability insurance and property damage insurance with respect to the Building and the Premises, with not less than $3,000,000 combined single limit for bodily injury, personal injury, or for damage to or destruction of property for any one occurrence; (c) business, automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; and (d) workers’ compensation insurance as required by the state. All such policies shall be issued by insurers reasonably acceptable to Landlord and Tenant and licensed to do business in the State of Nebraska and shall contain a waiver of any rights of subrogation thereunder. Notwithstanding the foregoing, Landlord hereby acknowledges and agrees that the insurance coverage, which Tenant is carrying as of the date of Commencement Date, and the insurers providing such insurance coverage have been approved. In addition, the policies except workers’ compensation policies shall name Landlord and any other parties designated by Landlord as additional insureds, shall require at least thirty days’ prior written notice to Landlord of termination or modification and shall be primary and not contributory. Tenant shall, at least ten (10) days prior to the Commencement Date, and within ten (10) days prior to the expiration of each such policy, deliver to Landlord certificates evidencing the foregoing insurance or renewal thereof, as the case may be.

B.	Landlord shall keep the Building insured as follows:
(i)	Landlord shall maintain insurance against all risks of direct physical loss in an amount not less than 100% of the actual replacement value of the Building, exclusive of foundations and excavations.

(ii)	Landlord shall maintain policies of commercial general liability insurance applicable to the Building which provides, on an occurrence basis, a minimum combined single limit of no less than $3,000,000.

(iii)	During any period of construction at the Building by Landlord, Landlord shall maintain builder’s risk insurance on a completed value, nonreporting basis for the total cost of such alterations or improvements, and worker compensation insurance as required by applicable law.

(iv)	Landlord shall carry such other types of insurance coverage as are customarily maintained by owners of comparable first-class office buildings in Omaha, Nebraska and such other insurance coverage as Landlord may elect in its discretion to carry.
All such policies shall be issued by insurers, who are licensed to do business in the State of Nebraska and have a claims paying rating of no less than that rating Landlord requires of Tenant’s insurers, and shall contain a waiver of any rights of subrogation thereunder. In addition, the policies shall name Tenant and any permitted assignee or subtenant designated by Tenant as additional insureds, shall require at least thirty days’ prior written notice to Tenant of termination, expiration or modification and shall be primary and not contributory. Landlord shall, within thirty (30) days after this Lease has been fully executed, and within ten (10) days prior to the expiration of each such policy, deliver to Tenant certificates evidencing the foregoing insurance or renewal thereof, as the case maybe.
11.	WAIVER AND INDEMNITY.
A.	Waiver. Tenant releases Landlord, Landlord’s beneficiaries and their respective agents and employees from, and waives all claims for, damage or injury to person or property and loss of business sustained by Tenant and resulting from the Building or the Premises or any part thereof or any equipment therein becoming in disrepair, or resulting from any accident in or about the Building. This paragraph shall apply particularly, but not exclusively, to flooding, damage caused by Building equipment and apparatus, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices. Without limiting the generality of the foregoing, Tenant waives all claims and rights of recovery against Landlord, Landlord’s beneficiaries and their respective agents and employees for any loss or damage to any property of Tenant, which loss or damage is insured against, or required to be insured against, by Tenant pursuant to Section 10 above, whether or not such loss or damage is due to the fault or negligence of Landlord or such beneficiaries, agents or employees, and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect. Each party hereby waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance, subject to the limitation that this waiver shall apply when permitted by the applicable policy of insurance.

B.	Indemnity.
(i)	Tenant agrees to indemnify, defend and hold harmless Landlord, Landlord’s beneficiaries and their respective agents and employees, from and against any and all claims, demands, actions, liabilities, damages, costs and expenses

(including attorneys’ fees), for injuries to any persons and damage to or theft or misappropriation or loss of property occurring in or about the Building and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises (including, without limitation, any Alteration by Tenant) or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. Without limiting the foregoing, Tenant shall indemnify, defend and hold Landlord harmless from any claims, liabilities, damages, costs and expenses arising out of the use or storage of hazardous or toxic materials in the Building by Tenant. If any such proceeding is filed against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord, if requested by Landlord.

(ii)	Landlord agrees to indemnify, defend and hold harmless Tenant Indemnified Parties from and against any and all lawsuits, claims, actions, injuries, damages, liabilities, losses, fines, penalties, sanctions, judgments, awards, costs and expenses arising from (a) its gross negligence or willful misconduct, relating to or associated with any actual or alleged damage or injury occurring in or on the Building (except in the Premises) to the same extent the Tenant Indemnified Parties would have been covered had they been named as additional insured on the commercial general liability insurance required to be carried by Landlord under this Lease, (b) Landlord’s default under the terms of this Lease, (c) the violation of any law, statute, ordinance, order, rule or regulation by Landlord or Landlord’s employees, agents, representatives, general contractors, subcontractors or sub-subcontractors (including any employees, agents, representatives or contractors of any of the foregoing) and (d) the presence of any hazardous substances in the Building in any quantities that violate applicable laws so long as the presence of such hazardous substances did not result from the actions of Tenant or Tenant’s employees, agents, representatives, general contractors, subcontractors or sub-subcontractors (including any employees, agents, representatives or contractors of any of the foregoing).

12.	FIRE AND CASUALTY. If all or a substantial part of the Premises or the Building is rendered untenantable by reason of fire or other casualty, Landlord may, at its option, either restore the Premises and the Building, or terminate this Lease effective as of the date of such fire or other casualty. Landlord agrees to give Tenant written notice within sixty (60) days after the occurrence of any such fire or other casualty designating whether Landlord elects to so restore or terminate this Lease. If the Lease is terminated pursuant to this Section, Rent shall be paid through and apportioned as of the date of such fire or other casualty. Unless Landlord is entitled to terminate the Lease as set forth herein, if the Building (including the Premises) is damaged in part or whole from any fire or other casualty and can be substantially repaired and restored within one hundred twenty (120) days after the date of such casualty using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Building and Premises to substantially the same condition as existed before the damage. If Landlord elects to restore or, is otherwise obligated to restore, Landlord’s obligation to restore the Premises shall be limited to restoring those improvements in the Premises existing as of the date of such fire or other casualty which were made at Landlord’s expense and shall exclude any furniture, equipment, fixtures, additions, alterations or improvements in or to the Premises which were made at Tenant’s expense. Upon a casualty, rent shall abate (a) for that part of the Premises which is untenantable on a per diem basis from the date of such fire or other casualty until Landlord has substantially completed its repair and restoration work, provided that Tenant does not occupy such part of the Premises for conduct of its business during said period or (b) for the entire Premises from the date of such fire or other casualty until Landlord has substantially completed its repair and restoration work in the event that it is commercially impractical for Tenant to conduct its business in a portion of the Premises while another part of the business operation relocates to temporary space due to such damage (or Landlord’s restoration activities). Notwithstanding any of the foregoing, upon such a fire or other casualty, Tenant may terminate the Lease in the event that (a) Landlord elects not to restore the Premises or the Building or the restoration cannot be or is not otherwise completed within one hundred eighty (180) days following the date of such fire or other casualty, (b) any mortgagee of the Building does not allow insurance proceeds to be used for repair and restoration or any such insurance proceeds are not in an amount sufficient to complete the restoration or (c) a substantial part of the Premises or the Building is rendered untenantable by reason of fire or other casualty and such damage occurs during the final 365 days of the Term.

13.	CONDEMNATION. If the Premises or the Building is rendered untenantable by reason of a condemnation (or by a deed given in lieu thereof), then either party may terminate this Lease by giving written notice of termination to the other party within thirty days after such condemnation, in which event this Lease shall terminate effective as of the date of such condemnation. If the Lease is terminated pursuant to the terms of this Section, Rent shall be paid through and apportioned as of the date of such condemnation. If such condemnation does not render the Premises or the Building untenantable, this Lease shall continue in effect and Landlord shall promptly restore the portion not condemned to the extent reasonably possible to the condition existing prior to the condemnation; provided that, (a) this Lease shall terminate as to the portion of the Premises actually taken by the condemning authority as of the date when title vests in such governmental or quasigovernmental authority, and both Rent and Tenant’s Proportionate Share shall be reduced on a pro rata basis as of such date to reflect the loss of such space, (b) Landlord shall not be required to expend an amount in excess of the proceeds received by Landlord from the condemning authority and (c) rent shall abate for that part of the Premises which is untenantable as a result of Landlord’s restoration work on a per diem basis until Landlord has substantially completed any restoration work required by this Section, provided that Tenant does not occupy such part of the Premises for conduct of its business during said period. Landlord reserves all rights to compensation for any condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such compensation, and Tenant shall make no claim against Landlord or the condemning authority for compensation for termination of Tenant’s leasehold interest under this Lease or interference with Tenant’s business, unless Tenant is entitled by applicable law to separate award which does not diminish or reduce award otherwise made to Landlord. Notwithstanding any of the foregoing, Tenant may terminate the Lease in the event that (a) a condemnation (or deed in lieu of condemnation) materially interferes with the Tenant’s ability to access the Premises and continue its operations in substantially the same manner and space, (b) Landlord does not complete the restoration of the Premises or the Building required by this Section within one hundred twenty (120) days following the date of such condemnation (or deed in lieu of condemnation), (c) any mortgagee of the Building does not allow the compensation for such condemnation to be used for repair and restoration of the Premises or Building or such compensation is not in an amount sufficient to complete the restoration required pursuant to this Section, (d) a condemnation (or deed in lieu of condemnation) results in a loss of more than 25% of the parking spaces required to be provided to Tenant pursuant to the terms of this Lease or (e) all or any portion of the Premises are rendered untenantable by reason of a condemnation during the final 365 days of the Term.

14.	ASSIGNMENT AND SUBLETTING.
A.	Landlord’s Consent. Except as set forth herein, Tenant shall not, without the prior written consent of Landlord: (i) assign, convey or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law (excluding any leasehold mortgage or general pledge or assignment of all of Tenant’s assets to secure general borrowings of Tenant); or (ii) sublease or otherwise permit the use of the Premises, or any part thereof, by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall be void and of no effect.

Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord’s consent to any Transfer or acceptance of rent from any party other than Tenant shall not release Tenant from any covenant or obligation under this Lease. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder. Notwithstanding any other provisions of this Lease, Landlord’s prior written consent shall not be required if Tenant assigns this Lease or any interest herein, or sublets to the Premises or any part thereof, to any corporation, limited liability company, partnership, or other entity (such an entity shall be referred to herein as a “Related Entity”) which (i) is controlled by, controlling, or under common control with Tenant; or (ii) shall merge or consolidate with or into Tenant; or (iii) shall succeed to all or substantially all of the assets, property, and business Tenant conducted at or from the Premises; provided, however, that Tenant shall not thereby be relieved of its obligations under this Lease.

B.	Standards for Consent. If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the Transfer, a written notice which includes such information as Landlord may require about the proposed Transfer and the transferee. Landlord shall not unreasonably withhold, condition or delay its consent to any Transfer. Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of a character or engaged in a business which is not in keeping with the reasonable standards or criteria used by Landlord in leasing the Building; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease; (iii) the purpose for which the transferee intends to use the Premises or portion thereof is in violation of the terms of this Lease or the lease of any other tenant in the Building; (iv) the transferee is a tenant of the Building; or (v) any other basis which Landlord reasonably deems appropriate. If Landlord wrongfully withholds its consent to any Transfer, Tenant’s sole and exclusive remedy therefor shall be to seek a declaratory judgment, injunction or specific performance of Landlord’s obligation to consent to such Transfer.

C.	Excess Rent. If Landlord consents to any Transfer, Tenant shall pay to Landlord one-half of all rent and other consideration received by Tenant in excess of (a) the Rent paid by Tenant hereunder for the portion of the Premises so transferred and (b) any brokerage fees or other reasonable expenses incurred by Tenant to procure such Transfer. Such rent shall be paid as and when received by Tenant. In addition, Tenant shall pay to Landlord any reasonable attorneys’

fees and expenses incurred by Landlord in connection with any proposed Transfer, whether or not Landlord consents to such Transfer.
15.	SURRENDER. Upon termination of the Term or Tenant’s right to possession of the Premises, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and damage by fire or other casualty excepted. Tenant shall also remove its furniture, equipment, trade fixtures and all other items of personal property from the Premises prior to expiration of the Term or within fifteen (15) days following the earlier termination of the Term or Tenant’s right to possession of the Premises. If Tenant does not remove such items, Tenant shall be conclusively presumed to have conveyed the same to Landlord without further payment or credit by Landlord to Tenant; or at Landlord’s sole option such items shall be deemed abandoned, in which event Landlord may cause such items to be removed and disposed of at Tenant’s expense without notice to Tenant and without obligation to compensate Tenant.

16.	DEFAULTS AND REMEDIES.
A.	Default. The occurrence of any of the following shall constitute a default (a “Default”) by Tenant under this Lease: (i) Tenant fails to pay any Rent when due and such failure is not cured within five days after written notice from Landlord (which notice may be in the form of a landlord statutory five-day notice); (ii) Tenant fails to perform any other provision of this Lease and such failure is not cured within thirty (30) days (if the failure involves a hazardous condition, Tenant shall use its best efforts to promptly cure such failure) after written notice from Landlord (provided that, if such failure cannot with diligence be cured within such thirty (30)-day period and Tenant shall promptly commence to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence); (iii) the leasehold interest of Tenant is levied upon or attached under process of law; (iv) Tenant or any guarantor of this Lease dies or dissolves; or (v) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within thirty days after filing.

B.	Right of Re-Entry. Upon the occurrence of a Default, Landlord may elect to terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender and vacate the Premises and deliver possession thereof to Landlord. Tenant grants to Landlord the right to enter and repossess the Premises and to expel Tenant and any others who may be occupying the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law.

C.	Reletting. If Landlord terminates Tenant’s right to possession of the Premises without terminating this Lease, Landlord shall use reasonable efforts to mitigate its damages by reletting the Premises on such terms as Landlord shall reasonably deem appropriate; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. Tenant shall reimburse Landlord for the reasonable costs and expenses of reletting the Premises, which were actually incurred by Landlord, including, but not limited to, all reasonable brokerage, advertising, legal, alteration (excluding tenant improvements, the cost of which are amortized over the new lease), and other expenses incurred to secure a new tenant for the Premises. If the new lease is for a term which extends beyond what would have been the unexpired Term of this Lease, then all such expenses shall be prorated on a straight line basis over the term of the new lease and only that portion of the expenses relative to what would have been the unexpired Term of this Lease shall be deducted from the reletting proceeds in determining Tenant’s liability. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Premises which have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.

D.	Termination of Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to the amount by which Landlord’s estimate of the aggregate amount of Rent owing from the date of such termination through the Expiration Date plus Landlord’s estimate of the aggregate expenses of reletting the Premises, exceeds Landlord’s estimate of the fair rental value of the Premises for the same period both discounted to present value at the rate of five percent per annum.

E.	Other Remedies. Landlord may but shall not be obligated to perform any obligation of Tenant under this Lease; and, if Landlord so elects, all reasonable costs and expenses actually paid by

Landlord in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

F.	Bankruptcy. If Tenant becomes bankrupt, the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code; and Landlord expressly reserves all of its rights, claims, and remedies thereunder.

G.	Waiver of Trial by Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.

H.	Venue. If either Landlord or Tenant desires to bring an action against the other in connection with this Lease, such action shall be brought in the federal or state courts located in Omaha, Nebraska. Landlord and Tenant consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.

I.	Landlord’s Default. If Landlord fails to perform any of its obligations under this Lease and does not cure such failure within 30 days after written notice (or such longer period as is reasonably required as provided in the following sentence), Tenant may but shall not be obligated to perform any obligation of Landlord under this Lease; and, if Tenant so elects, all reasonable costs and expenses actually paid by Tenant in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Landlord to Tenant on demand, accompanied by a Form W-9, original notarized lien waivers from all contractors for the work, copies of all contracts for the work, and copies of all payments for the work made by Tenant. In the event that Landlord fails to reimburse such reasonable costs and expenses within thirty (30) days following Tenant’s written demand and receipt of such documentation, Tenant shall be entitled to receive an abatement of Rent in the amount of such costs and expenses. If the default is of a nature that cannot reasonably be cured within 30 days, the Landlord shall have such time as is reasonably necessary to cure the default provided that Landlord commenced its efforts to cure within the initial thirty (30) day period and continues to diligently pursue such cure thereafter (but in no event shall such time exceed 180 days). Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Tenant may have at law or in equity, (ii)

shall be cumulative, and (iii) may be pursued successively or concurrently as Tenant may elect. The exercise of any remedy by Tenant shall not be deemed an election of remedies or preclude Tenant from exercising any other remedies in the future.
17.	HOLDING OVER. If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant’s right to possession of the Premises, Tenant shall pay Base Rent during such holding over at double the rate in effect immediately preceding such holding over computed on a monthly basis for each month or partial month that Tenant remains in possession (the “Holdover Rent”) together with Adjustment Rent; provided that , Tenant shall be permitted access to the Premises for fifteen (15) days after an early termination of the Lease (“Property Removal Period) in order to remove its furniture, equipment, trade fixtures and other items of personal property from the Premises and such presence on the Premises shall not be deemed to be “holding over” as described in this Section so as to require the payment of Holdover Rent. Notwithstanding the foregoing, Tenant shall pay Base Rent for the Property Removal Period, which Base Rent shall be equal to the amount of Base Rent required to be paid by Tenant in the month in which the termination of the Lease occurred, together with Adjustment Rent. If Tenant shall, with consent of Landlord, hold over after the expiration or termination of the Term or Tenant’s right to possession of the Premises then, in either such event, Landlord shall be a month-to-month tenant on the same terms as herein provided, except that the Tenant shall pay Landlord the Holdover Rent in lieu of Base Rent together with Adjustment Rent. The provisions of this Section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

18.	[Intentionally Deleted]

19.	[Intentionally Deleted]

20.	ESTOPPEL CERTIFICATE. Tenant agrees that, from time to time upon not less than ten days’ prior written request by Landlord, Tenant shall execute and deliver to Landlord a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); and (vi) such additional matters as may be requested by Landlord, it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee, or other person having or acquiring an interest in the Building. If Tenant fails to execute and deliver any such certificate within ten days after request, Tenant shall be deemed to have irrevocably appointed Landlord and Landlord’s beneficiaries as Tenant’s attorneys-in-fact to execute and deliver such certificate in Tenant’s name.

21.	SUBORDINATION. This Lease is and shall be subject and subordinate at all times to (i) any ground or underlying lease of the Building, now or hereafter existing, and all amendments, renewals and modifications to any such lease; and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Building and/or the leasehold estate under any such lease; provided that, (A) as a condition precedent to the subordination of the Lease to any ground lease, such ground lessor must have executed a recognition, non-disturbance and attornment agreement, which is in a form reasonably acceptable to Tenant (“RNDA”), whereby such ground lessor has agreed that Tenant’s right of possession to the Premises and other rights arising out of this Lease shall not be affected or disturbed by such ground lessor so long as Tenant is not in Default under this Lease and (B) as a condition precedent to the subordination of the Lease to any future mortgage hereafter encumbering fee title to the Building, such lender must have executed a subordination, non-disturbance and attornment agreement (“SNDA”), which is in a form reasonably acceptable to Tenant, whereby Tenant’s right of possession to the Premises and other rights arising out of this Lease shall not be affected or disturbed by such lender so long as Tenant is not in Default under this Lease. Any such SNDA shall provide that, if any such mortgage or trust deed is foreclosed, Tenant will attorn to the purchaser at the foreclosure sale. Any such RNDA shall provide that, if any such ground lease is terminated, Tenant will attorn to the ground lessor under such ground lease.

22.	QUIET ENJOYMENT. As long as no Default exists, Tenant shall peacefully and quietly have and enjoy the Premises for the Term, free from interference by Landlord or any person claiming by, through or under Landlord, subject, however, to the provisions of this Lease. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant.

23.	BROKER. Each of the parties represents and warrants to the other that neither party has dealt with any broker other than the broker(s) set forth in Item “G” of the Basic Terms (the “Broker”) in connection with this Lease and that, insofar as each party knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Each party shall indemnify, defend and hold the other party harmless from and against any claims for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of such indemnifying party in connection with this Lease. Landlord agrees to pay the Broker a commission in accordance with a separate agreement between Landlord and the Broker.

24.	NOTICES. All notices and demands to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered, if to Tenant, at Suite 100 in the Building, and if to Landlord at the address of Agent set forth in the first paragraph of this Lease, or at such other address as either party may hereafter designate. Notices shall be delivered by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service. Notices shall be considered to have been given upon the earlier to occur of actual receipt or two business days after posting in the United States mail.

25.	MISCELLANEOUS.
A.	Successors and Assigns. Subject to Section 14 of this Lease, each provision of this Lease shall extend to, bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns; and all references herein to Landlord and Tenant shall be deemed to include all such parties.

B.	Entire Agreement. This Lease, and the riders and exhibits, if any, attached hereto which are hereby made a part of this Lease, represent the complete agreement between Landlord and Tenant, and Landlord has made no representations or warranties except as expressly set forth in this Lease. No modification or amendment of or waiver under this Lease shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

C.	Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

D.	Execution and Delivery. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of space or an option for lease, and it is not effective until execution and delivery by both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions set forth herein, which offer may not be revoked for fifteen days after such delivery.

E.	Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

F.	Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Nebraska.

G.	Attorneys’ Fees. Tenant shall pay to Landlord all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in enforcing this Lease or incurred by Landlord as a result of any litigation to which Landlord becomes a party as a result of this Lease.

H.	Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Anti-terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism” “Prohibited Person” is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf___or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

I.	Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

J.	Force Majeure. Landlord shall not be in default hereunder and Tenant shall not be excused from performing any of its obligations hereunder if Landlord is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond Landlord’s reasonable control.

K.	Intentionally Deleted.

L.	Captions. The headings and titles in this Lease are for convenience only and shall have no effect upon the construction or interpretation of this Lease.

M.	No Waiver. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencing of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the Term or affect any such notice or suit. No waiver of any default of Tenant shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated.

N.	No Recording. Tenant shall not record this Lease or a memorandum of this Lease in any official records.

O.	Limitation of Liability. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

P.	Hazardous Materials. In the event any Hazardous Material (hereinafter defined) is brought into or onto the Premises by Tenant, its employees or agents, Tenant shall handle any such material in compliance with all applicable federal, state and/or local regulations. For purposes of this Section, “Hazardous Materials” means and includes any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect. Tenant shall submit to Landlord on an annual basis copies of any approved hazardous materials communication plan, OSHA monitoring plan and permits required by the Resource Recovery and Conservation Act of 1976, which Tenant is required to prepare, file or obtain. Tenant will indemnify and hold harmless Landlord from any losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees) which Landlord may suffer or incur as a result of Tenant’s introduction into or unto the Premises of any Hazardous Material. This Section shall survive the expiration or sooner termination of this Lease.

Q.	Rider. A Rider containing Sections 26 through 37 is attached hereto and made a part of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the dates set forth beneath their signatures, effective as of January 1, 2008.

TENANT:	LANDLORD:

DTN, INC.,	By: Triple Net Properties Realty, Inc.
a Delaware corporation		Agent for Landlord

By: /s/ Richard G. Hallé	By:	/s/ Jeff Hanson
Its: CFO	Its:	President & CEO
Date: 4/29/08	Date: 6/16/08

RIDER*
This Rider forms a part of that certain Office Lease (the “Lease”) dated                     , 2008, between NNN EMBASSY PLAZA, LLC, NNN EMBASSY PLAZA 1, LLC, NNN EMBASSY PLAZA 4, LLC, NNN EMBASSY PLAZA 5, LLC, NNN EMBASSY PLAZA 6, LLC, NNN EMBASSY PLAZA 7, LLC, NNN EMBASSY PLAZA 8, LLC, NNN EMBASSY PLAZA 9, LLC, NNN EMBASSY PLAZA 10, LLC, NNN EMBASSY PLAZA 12, LLC, NNN EMBASSY PLAZA 13, LLC, NNN EMBASSY PLAZA 14, LLC, NNN EMBASSY PLAZA 15, LLC, NNN EMBASSY PLAZA 16, LLC, NNN EMBASSY PLAZA 17, LLC, NNN EMBASSY PLAZA 18, LLC, NNN EMBASSY PLAZA 19, LLC, NNN EMBASSY PLAZA 20, LLC, NNN EMBASSY PLAZA 21, LLC, NNN EMBASSY PLAZA 22, LLC, NNN EMBASSY PLAZA 23, LLC, NNN EMBASSY PLAZA 24, LLC, NNN EMBASSY PLAZA 27, NNN EMBASSY PLAZA 28, LLC, each one a Delaware limited liability company (collectively, “Landlord”), acting by and through Triple Net Properties Realty, Inc., agent for Landlord (“Agent”), and DTN, INC., a Delaware corporation (“Tenant”).
OTHER PROVISIONS:
26.	TENANT’S USE OF THE PREMISES. It is understood that the Tenant’s intended use of the Premises will be for general administration and office space, as well as, for the installation and operation of the various technical equipment used in Tenant’s primary business, such as but not limited to, transmission and other network equipment. In the event that the Tenant’s use of the space or population of either people or equipment within the Premises results in above standard requirements of the base building’s structural, mechanical and electrical systems, it will be the obligation and sole responsibility of the Tenant to make any modifications to or supplement the base building structural, mechanical and electrical systems that may be required in the reasonable discretion of the Landlord.

27.	ELECTRICITY METERS. Notwithstanding the provisions of Section 5B of the Lease, Tenant will be responsible for the cost of any above standard electrical requirements as a result of its use and occupancy, including but not limited to, the cost of providing the separate metering, additional service facilities, and the on-going associated utility costs. Landlord will periodically undertake, through a certified engineering consultant, a study of the estimated utility usage and associated systems impact of all tenants of the Building. The study will be used to establish the average usage per rentable square foot of tenants with “like type office uses” in the Building. This average will then be used as a standard for the calculation of any

*	Exhibits R-1 and R-2 to this agreement have not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

above standard usage and any corresponding utility charges to be paid by Tenant in accordance with the provisions of this Section and Section 5B.
28.	MONUMENT SIGNAGE. Tenant will be allowed, at its sole cost and expense, to maintain its monument sign identifying its occupancy in the Building. The Landlord reserves the right, in its reasonable discretion, to approve any change in the current design and materials of Tenant’s monument sign.

29.	RIGHT OF FIRST REFUSAL. If Landlord receives a bona fide offer from a third party, which Landlord is willing to accept, for the lease of all or any portion of the space in the Building not then leased by Tenant, Landlord will give Tenant the right of first refusal to lease the space, at the rent and on the terms and conditions of such bona fide offer. This right of first refusal will be extended by Landlord giving Tenant written notice of the particular offer received by Landlord, together with a copy of the offer, requiring Tenant to accept the offer within 10 business days after such notice is given to Tenant, and to sign an appropriate amendment to this Lease adding space to the Premises and subjecting the space to this Lease at the rent and for the term set forth in the offer. If such amendment is not signed by Tenant and delivered to Landlord within such 10-business day period, Landlord will have the right to accept the offer from the offeror free of the rights of Tenant under this Section 29. Tenant shall have no rights under this Section 29 if a Default exists at the time Landlord receives such a bona fide offer for lease of space in the Building. Any termination of this Lease terminates all rights under this Section 29. Notwithstanding the foregoing, the right of first refusal set forth in this Section 29 will not apply to any renewal or extension of the currently existing lease for space on the second floor of the Building originally between LAFP-SF, Inc, as landlord, and Jefferson Pilot Financial Insurance Company (now Lincoln Financial Group), or to any new lease between Landlord and Lincoln Financial Group covering the same space as is currently leased to Lincoln Financial Group.

30.	OPTIONS TO EXTEND TERM. Tenant shall have two (2) successive options to extend the Term of this Lease for periods of five (5) years each (the “Extended Terms”), subject to the further provisions of this Section 30.
(a)	Tenant must exercise Tenant’s option with respect to an Extended Term, if at all, by giving written notice of exercise to Landlord not later than 270 days prior to the Expiration Date of the initial Term or the last day of the first Extended Term, as the case may be. Any notice of extension by Tenant is called “Tenant’s Notice”.

(b)	In the event an option to extend is timely exercised, this Lease shall be extended for the Extended Term upon all of the terms and conditions of this Lease, provided that the Base Rent shall be 100% of the Prevailing Market Rate of the Premises as of the date of the commencement of the Extended Term determined as provided below.

(c)	Tenant shall have no right to extend the Term of this Lease if Tenant’s Notice is not timely delivered or if Tenant is in Default under this Lease at the time Tenant’s Notice is delivered or on the Expiration Date of the initial Term or the last day of the first Extended Term, as the case may be.

(d)	Tenant shall have no further rights to extend the Term beyond the expiration of the second Extended Term.

(e)	The Prevailing Market Rate for an Extended Term shall mean an annual base rent amount per square foot of rentable area and other rental charges for the Term equivalent to the period for which the Prevailing Market Rate is being determined beginning on the first (1st) day of the subject period that a willing, credit-worthy non-equity tenant leasing space comparable to the Premises would pay and a willing landlord of an office building comparable to the Building in the West Omaha market would accept at arms length. Appropriate consideration will be given to the type of transaction involved (i.e. whether a new lease, renewal lease or lease of expansion space) net rent, rent escalations, tenant concessions (e.g. free rent, tenant improvements and other cash allowances), total amount of brokerage commissions, the credit-worthiness of the tenant, and other generally applicable terms and conditions prevailing for the comparable space in comparable buildings located in the West Omaha market, as evidenced by then recently completed renewals, or new leases within the West Omaha market. Within thirty (30) days of receipt of Tenant’s notice to Landlord of the exercise of Tenant’s option for an Extended Term, Landlord shall provide Tenant with its determination of the annual Base Rent for the Extended Term. Such determination by Landlord shall be conclusive and binding on Tenant as the then Prevailing Market Rate for the Extended Term unless Tenant shall, within thirty (30) days after receipt of such determination, notify Landlord that Tenant disputes Landlord’s determination. If such dispute is not resolved within thirty (30) days after the giving of such dispute notice by Tenant, Tenant shall have the option to withdraw its election to extend the Term through such Extended Term by giving Landlord written notice of such withdrawal within ten (10) days after the expiration of such thirty (30) day period. If Tenant elects to withdraw its election to extend the Term, all of Tenant’s rights to extend the Term hereunder shall be null and void and of no further force or effect. If Tenant does not withdraw its election to extend the Term, the Lease shall continue for the Extended Term at the annual Base Rent determined and specified by Landlord in Landlord’s notice to Tenant, and on the other terms and conditions set forth in the Lease.

(g)	The parties shall enter into an amendment to this Lease setting forth the Base Rent for each Extended Term promptly after it has been determined.
31.	ANTENNA LICENSE AGREEMENT. Landlord and Tenant agree to execute the License Agreement attached to this Lease as Exhibit F upon execution of this Lease. The License Agreement, once fully executed, shall supersede and replace in its entirety any prior oral or written agreements related to satellites and/or antennas between the Landlord or previous owners of the Building and Tenant, including agreements contained in the Prior Lease.
32.	ELECTRICAL ROOM KEY. Landlord agrees to provide Tenant with a key to access the electrical rooms that serve its Premises for the purpose of performing on-going maintenance and incidental modifications of the circuits that serve Tenant’s Premises. As a condition of this agreement, Landlord, at Tenant’s sole expense, will engage a competent electrical contractor to perform semi-annual load testing and infrared scanning of all electrical circuits and panels within these electrical rooms. To the extent any repairs or corrective actions are required as a result of Tenant’s activities in such electrical rooms, Tenant agrees, at its sole cost, to immediately perform such repairs or corrective actions. Tenant’s contractor for any of the above work shall be subject to Landlord’s reasonable approval.

Landlord’s agreement to provide Tenant with access to the above electrical rooms in no way circumvents, cancels, or modifies any provisions of the Lease with respect to Tenant’s liability or requirements for Landlord’s approval of any Tenant Alterations. Landlord may, at any time and in its sole discretion, cancel the provisions of this Section 32 and require Tenant to return such key. Should Tenant not return such key upon demand or duplicate such key, Landlord will change the locks on all effected electrical rooms and Tenant agrees to pay for all costs associated with changing such locks.

33.	PARKING. Tenant shall have the right to use up to 476 parking spaces at the Building (but not at any other building in the Embassy Plaza complex) at no additional charge during the Term; provided that, if the Lease terminates as to the Reduction Space pursuant to Section 34 hereof, then as of June 1, 2010, Tenant shall have the right to use up to 395 parking spaces at the Building. Landlord shall use commercially reasonable efforts to prevent the unauthorized use of parking spaces, however, any such unauthorized use shall not be a default by Landlord under the Lease. Landlord agrees that Landlord shall not construct (or permit the construction of) buildings or other permanent structures on the parking areas serving the Building. Landlord shall make commercially reasonable efforts to relocate Tenant’s parking spaces to a suitable alternative parking area during any repair or reconstruction of the parking areas that reduces the number of parking spaces available to Tenant at the Building to less than the number of parking spaces Tenant is entitled to use pursuant to the foregoing provisions of this Section. If at any time Landlord fails to or is unable to provide all or any portion of such parking spaces to Tenant, such fact shall not be a default by Landlord under the Lease, either in whole or in part, and Tenant shall not be entitled to any claim or remedy; provided, that Tenant reserves the right to enforce by action for specific performance or injunction the agreement of Landlord (a) to not construct (or permit the construction of) buildings or other permanent structures on the parking area serving the building and (b) to use commercially reasonable efforts to prevent unauthorized use of the parking spaces or to provide alternative parking, as set forth in this section. Moreover, if Landlord fails to use commercially reasonable efforts to provide alternative parking, as set forth in this section, Tenant may, but shall not be obligated to, perform such obligation on Landlord’s behalf If Tenant so elects, all reasonable costs and expenses actually paid by Tenant in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Landlord to Tenant on demand as more specifically set forth in Section 16(I).Tenant and its employees shall have the right to use the parking spaces described herein 24 hours per day, seven days per week, 365 days per year. Landlord reserves the right to post and enforce reasonable rules governing parking, and to take away the parking rights of any individual who fails to abide by such rules.

34.	REDUCTION OF SIZE OF PREMISES. The Premises shall be reduced by 18,000 Rentable Square Feet (the “Reduction Space”) effective as of June 1, 2010, unless Tenant notifies Landlord in writing not later than October 1, 2009, that Tenant elects to retain the Reduction Space. If Tenant does not retain the Reduction Space, this Lease shall terminate as to the Reduction Space on June 1, 2010, and Tenant shall surrender the Reduction Space to Landlord in the condition required by this Lease for the surrender of the Premises upon termination of this Lease. If Tenant does not retain the Reduction Space, as of June 1, 2010 Base Rent shall be as set forth on Schedule A-2 attached hereto and Tenant’s Proportionate Share shall become 66.86%. If Tenant does not elect to retain the Reduction Space, the Reduction Space will be 18,000 Rentable Square Feet of space on the second floor of the Building, which Tenant has selected and is working with Grubb&Ellis/Pacific Realty to sublease, unless not later than October 1, 2009, Tenant specifies a different 18,000 Rentable Square Feet as the Reduction Space; provided, that any other area specified by Tenant as the Reduction Space must be contiguous and configured such that it may be leased and lawfully occupied by a new tenant in compliance with all applicable City of Omaha building codes, rules and regulations without significant modifications or improvements. Tenant shall reimburse Landlord for the reasonable cost of constructing appropriate demising walls if Tenant surrenders the Reduction Space within 15 days after receipt of an invoice for such reimbursement.

35.	REFURBISHMENT ALLOWANCE. Landlord shall provide Tenant with a refurbishment allowance (“Allowance”) of up to $881,790.00 for refurbishment and improvement expenses Tenant incurs (whether previously paid or then due for work performed or materials supplied) for refurbishing and improving the Premises during the Term of the Lease. If Tenant elects to retain the 18,000 Rentable Square Feet Tenant has the right to surrender pursuant to Section 34, after receipt of notice from Tenant that Tenant has elected to retain such 18,000 Rentable Square Feet Landlord shall increase the Allowance by an additional $180,000.00. The Allowance shall be paid to Tenant within thirty (30) days after Landlord receives Tenant’s request therefor accompanied by (i) a description of the refurbishments or improvements made or to be constructed by Tenant, (ii) evidence reasonably satisfactory to Landlord that Tenant has incurred the refurbishment or improvement expenses (whether such expenses have been previously paid or are then due for work performed or materials supplied) and (iii) original notarized lien waivers with respect to the refurbishments or improvements for which Tenant requests payment from the Allowance. If Landlord is not satisfied with the description of the refurbishments or improvements, the evidence of the expenses Tenant has incurred for the refurbishments or improvements, or the lien waivers with respect thereto, within fifteen (15) days after receipt of Tenant’s request for payment, Landlord shall notify Tenant of the additional information Landlord requires to verify such refurbishments or improvements and the expenses incurred by Tenant therefor or of any deficiencies in any lien waivers provided. Notwithstanding the foregoing, Landlord shall not be required to pay any part of the Allowance to Tenant if Tenant is in Default under the terms of the Lease at the time of the request for payment of the Allowance, or if an event has occurred which, if not cured within the period of time provided for curing defaults under the Lease, will constitute a Default under the terms of the Lease. Landlord shall be required to make Allowance payments no more frequently than monthly.

36.	GENERATOR AND POWER TRANSFORMER PROVISIONS.
A.	Installation of Generator. Landlord shall allow Tenant to maintain two (2) generators, diesel tanks and related equipment on a pad site within the Building area as more particularly shown on the site plan attached hereto and incorporated herein by this reference as Exhibit R-1 (the “Pad Site”) which is where such equipment was placed pursuant to the Prior Lease, provided that all governmental authorities having jurisdiction thereover have granted the necessary approvals and/or licenses therefor. Tenant shall maintain the generators, diesel tanks and related equipment in good condition and repair, and Landlord shall in no event bear any responsibility therefor. All costs incurred in the pursuit and obtainment of approvals of licenses, and the cost of maintenance, repair and removal of the generator shall be at Tenant’s sole expense. Tenant agrees to indemnify and hold Landlord harmless from any damages or losses whatsoever occasioned by Landlord as a result of such installation, maintenance or removal. Within thirty (30) days after the end of the Lease Term, Tenant shall remove the generators, diesel tanks and all related equipment, and shall return the Pad Site and other portions of the Building area to the condition that existed prior to the installation of the generator, diesel tank and related equipment.

B.	Use Restrictions. Tenant shall run the generator only: (i) in the event that there is a power failure in the Building and (ii) to test the system, provided that such testing shall occur only on weekdays before 7:00 a.m. or after 7:00 p.m. or after 10:00 a.m. on Saturdays.
C.	Installation of Power Transformer. Landlord shall allow Tenant to maintain an additional power transformer within the Building area as more particularly described on the site plan attached hereto and incorporated herein by this reference as Exhibit R-2 (the “Power Transformer Site”) which is where such equipment was placed pursuant to the Prior Lease, provided that all governmental authorities having jurisdiction thereover have granted the necessary approvals and/or licenses therefor. Tenant shall maintain the power transformer and related equipment in good condition and repair. All costs incurred in the pursuit and obtainment of approvals of licenses, and the cost of maintenance and removal of the power transformer shall be at Tenant’s sole expense. Tenant agrees to indemnify and hold Landlord harmless from any damages or losses whatsoever occasioned by Landlord as a result of the installation, maintenance or removal of the power transformer and related equipment. At the end of the Lease Term, Tenant shall remove the power transformer and all related equipment, and shall return the Power Transformer Site and other portions of the Building area to the condition that existed prior to the installation of the power transformer.

D.	Replacement Landscaping. Tenant at its sole expense, and at Landlord’s sole discretion, shall repair or replace all areas of the Building area grounds and landscaping affected by Sections A and C above.
37.	TERMINATION OF PREVIOUS LEASE. The previous lease for the Premises between Tenant and The Prudential Insurance Company of America dated May 2, 1995, as amended (the “Prior Lease”) shall be terminated effective as of 12:01 A.M. on January 1, 2008. This termination shall not in any way relieve Tenant of any obligations owed under the Prior Lease which accrued prior to its termination.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Rider on the dates set forth beneath their signatures effective as of January I, 2008.

TENANT:	LANDLORD:

DTN, INC.,	By: Triple Net Properties Realty, Inc.
a Delaware corporation		Agent for Landlord

By: /s/ Richard G. Hallé Its: CFO	By: Its:	/s/ Jeff Hanson President & CEO
Date: 4/29/08	Date: 6/16/08

EXHIBIT “D”
Legal Description of Building
That part of the Southeast Quarter of the Southwest Quarter of Section 15, Township 15 North, Range 12 East of the 6th P.M., in the City of Omaha, in Douglas County, Nebraska, more particularly described as follows:
Beginning at a point on the Westerly right-of-way line of 90th Street which is 50.00 feet West of the East line and 92.59 feet North of the South line of said Southeast Quarter of the Southwest Quarter; thence North 00°00’00” East (assumed bearing) along said Westerly right-of-way line of 90th Street a distance of 718.41 feet to a point on the Southerly right-of-way line of Embassy Row; thence North 90°00’00” West along said Southerly right-of-way line of Embassy Row a distance of 190.00 feet to a point of curve; thence Southwesterly on a curve to the left, along said Southerly right-of-way line of Embassy Row, said curve having a radius of 595.24 feet, a long chord of 420.72 feet bearing South 69°18’22” West and an arc length of 430.09 feet; thence South 44°41’22” East a distance of 182.60 feet; thence South 00°18’38” West a distance of 460.04 feet to a point on the Northerly right-of-way line of West Dodge Road; thence South 89°41’22” East along said Northerly right-of-way line of West Dodge Road a distance of 173.30 feet; thence North 00°18’32” East along said Northerly right-of-way line of West Dodge Road a distance of 11.00 feet; thence South 89°41’22” East along said Northerly right-of-way line of West Dodge Road, a distance of 270.00 feet; thence North 51°10’21” East along said Northerly right-of-way line of West Dodge Road a distance of 18.36 feet to the Point of Beginning.

EXHIBIT “E”
RULES & REGULATIONS
     1. Sidewalks, driveways, vestibules, halls, stairways, elevator lobbies and other similar areas in the common areas of the Building shall not be used for the storage of materials or disposal of trash, be obstructed by tenants or Landlord, or be used by tenants or Landlord for any purpose other than entrance to and from the tenant’s leased areas and the Building and for going from one part of the Building to another part of the Building.
     2. Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures proven to result from misuse by a tenant, and not by Landlord’s cleaning contractors responsible for cleaning the tenant’s leased area and the Building, shall be the liability of said tenant.
     3. Signs, advertisements, graphics or notices visible in or from public corridors, any common area or public areas of the Building or from outside the Building shall be subject to Landlord’s (or Landlord’s property manager’s) prior written approval, which approval shall not be unreasonably withheld. No part of the Building may be defaced by tenants.
     4. Significant movement in or out of the Building of furniture, office equipment, or any other bulky or heavy materials shall be restricted to such hours as Landlord (or Landlord’s property manager) shall reasonably designate. Landlord (or Landlord’s property manager) will determine the method and routing of the movement of said items so as to ensure the safety of all persons and property concerned and tenants shall be responsible for all costs and expenses associated therewith. Advance written notice of intent to move such items must be made to the Landlord (or Landlord’s property manager) at least twenty-four (24) hours before the time of such move. For non significant movement in or out of the Building of portable items which do not require use of dollies or other moving equipment, notice to Landlord (or Landlord’s property manager) shall not be required.
     5. All deliveries to a tenant’s leased premises, requiring dedicated elevator service for multiple trips that potentially will disrupt service for visitors and other tenants of the Building during normal business operations as defined in paragraph 5.A, shall be made through special arrangements with the Landlord. In general, passenger elevators are to be used only for the movement of persons and small deliveries during these normal business hours. Tenants may obtain the prior written consent of Landlord (or Landlord’s property manager) for any exception to the provisions of this Paragraph 5.
     6. Landlord (or Landlord’s property manager) shall have the authority to approve the proposed weight and location of any safes and heavy furniture and equipment, which shall in all cases, stand on supporting devices approved by Landlord in order to distribute the weight.
     7. Corridor doors which lead to common areas of the Building (other than doors opening into the elevator lobby on floors leased entirely to a tenant) shall be kept closed at all times.
     8. Each tenant shall cooperate with Landlord (and Landlord’s property manager) in keeping its leased area neat and clean. No tenant shall employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel without prior approval of Landlord (or Landlord’s property manager).
     9. All elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas is prohibited.
     10. No birds, fish or other animals shall be brought into or kept in, on or about the Building (except for Seeing Eye dogs).
     11. Tenants shall not tamper with or attempt to adjust temperature control thermostats in their leased premises. Landlord shall promptly respond to each tenant’s notices as to, and Landlord (or Landlord’s property manager) shall adjust thermostats as required to maintain, the Building standard temperature. Each tenant shall use reasonable efforts to keep all window blinds down and titled at a 45 degree angle toward the street to help maintain comfortable room temperatures and conserve energy.
     12. Each tenant will comply with all security procedures necessary both during business hours and after hours and on weekends. Landlord will provide each tenant with prior notice of such security procedures and any changes thereto promptly.
     13. Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day; provided, however, that no tenant shall be responsible to ensure that Landlord’s cleaning contractor locks doors and turns out lights after cleaning the tenant’s leased premises.
     14. All requests for overtime air conditioning or heating must be submitted in writing to Landlord (or Landlord’s property manager) by an authorized representative of the tenant. A list of persons authorized to request such overtime services (and any amendments thereto) will be furnished by the tenant to Landlord and Landlord shall be entitled to rely thereon. Any such request must be made by 2:00 p.m. on the day desired for weekday requests, by 2:00 p.m. Friday for weekend requests and by 2:00 p.m. on the preceding business day for holiday requests. Requests made after that time may result in an additional charge (not to exceed Landlord’s cost) to such tenant, if acted upon by Landlord. Landlord will make reasonable efforts to accommodate untimely requests by tenants for overtime air conditioning or heating. Charges for overtime operation of air conditioning or heating shall be at the then current cost of operating the required system components. Charges will be billed on the tenant’s monthly statement and are due within thirty (30) days of receipt by the tenant of the statement.
     15. No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and each tenant shall comply with all applicable building and fire codes relating thereto.
     16. Tenants may not make any modifications, alterations, additions or repairs to their leased premises and may not install any furniture, fixture or equipment in their leased premises which is in violation of any applicable building and/or fire code governing their lease premises or the Project. The tenant must obtain prior approval from Landlord (or Landlord’s property manager) of any such alterations, modifications and additions and shall deliver “as built” plans therefor to Landlord (or Landlord’s property manager), upon completion, except as otherwise permitted in the tenant’s lease. Such alterations include, but are not limited to, any communication equipment and associated wiring which must meet fire code. The contractor conducting the modifications and additions must be a licensed contractor, is subject to all rules and regulations of Landlord (and Landlord’s property manager) while performing work in the Building and must obtain all necessary permits and approvals prior to commencing the modifications and additions.
     17. No vending machines of any type shall be allowed in tenant space without the prior written consent of Landlord (or Landlord’s property manager), which will not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that Tenant has advised Landlord that it will have vending machines in their Premises and such vending machines have been approved as of the Commencement Date.
     18. All locks for doors in each tenant’s leased areas shall be Building standard except as otherwise permitted by Landlord and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s (or Landlord’s property manager’s) written consent except as otherwise permitted in such tenant’s lease. All requests for duplicate keys shall be made to Landlord (or Landlord’s property manager).
     19. No tenant (or their visitors) shall interfere in any way with other tenants’ (or their visitors’) quit enjoyment of their leased premises.
     20. Except in cases of gross negligence on behalf of the Landlord, Landlord will not be liable or responsible for lost or stolen money, jewelry or other personal property from any tenant’s leased area or public areas of the Building or Project.
     21. No machinery of any kind other than normal office equipment shall be operated by any tenant in its leased area without the prior written consent of Landlord (or Landlord’s property manager).

     22. Canvassing, peddling, soliciting and distribution of hand bills in the Building (except for activities within a tenant’s leased premises which involve only such tenant’s employees) are prohibited. Each tenant is requested to notify Landlord (or Landlord’s property manager) if such activities occur.
     23. All tenants will refer all contractors, contractors’ representatives and installation technicians tendering any service to them to Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building (other than work under contract for installation or maintenance of security equipment or banking equipment), including, but not limited to, installations of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.
     24. Smoking is not permitted in the restrooms, stairwells, elevators, public lobbies or public corridors.
     25. Each tenant and their contractors are responsible for removal of trash resulting from large deliveries or move-ins. Such trash must be removed from the Building and Building facilities may not be used for dumping. If such trash is not promptly removed, Landlord (or Landlord’s property manager) may cause such trash to be removed at the tenant’s sole cost and expense plus a reasonable additional charge to be determined by Landlord to cover Landlord’s administrative costs in connection with such removal.
     26. Tenants may not install, leave or store equipment, supplies, furniture or trash in the corm-non areas of the Building (i.e., outside their leased premises).
     27. Each tenant shall provide Landlord’s property manager with names and telephone numbers of individuals who should be contacted in an emergency.
     28. Tenants shall comply with the Building life safety program established by Landlord (or Landlord’s property manager), including without limitation fire drills, training programs and fire warden staffing procedures, and shall exercise all reasonable efforts to cause all tenant employees, invitees and guests to comply with such program.
     29. To insure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc., shall be delivered to any leased area except by persons appointed or approved by Landlord in writing.
     30. Should a tenant require telephonic, annunciator or other communication service, Landlord will direct the electricians where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall approve. Electric current shall not be used for space heaters, cooking or heating devices or similar appliances without Landlord’s prior written permission.

     31. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.
     32. No portion of any tenant’s leased area shall at any time be used or occupied as sleeping or lodging quarters, nor shall personnel occupancy loads exceed limits reasonably established by Landlord for the Building.

EXHIBIT “F”
ANTENNA LICENSE AGREEMENT
This Agreement (“Agreement”) made as of the                      day of                     , 2008, by and between NNN EMBASSY PLAZA, LLC, NNN EMBASSY PLAZA 1, LLC, NNN EMBASSY PLAZA 4, LLC, NNN EMBASSY PLAZA 5, LLC, NNN EMBASSY PLAZA 6, LLC, NNN EMBASSY PLAZA 7, LLC, NNN EMBASSY PLAZA 8, LLC, NNN EMBASSY PLAZA 9, LLC, NNN EMBASSY PLAZA 10, LLC, NNN EMBASSY PLAZA 12, LLC, NNN EMBASSY PLAZA 13, LLC, NNN EMBASSY PLAZA 14, LLC, NNN EMBASSY PLAZA 15, LLC, NNN EMBASSY PLAZA 16, LLC, NNN EMBASSY PLAZA 17, LLC, NNN EMBASSY PLAZA 18, LLC, NNN EMBASSY PLAZA 19, LLC, NNN EMBASSY PLAZA 20, LLC, NNN EMBASSY PLAZA 21, LLC, NNN EMBASSY PLAZA 22, LLC, NNN EMBASSY PLAZA 23, LLC, NNN EMBASSY PLAZA 24, LLC, NNN EMBASSY PLAZA 27, NNN EMBASSY PLAZA 28, LLC, each one a Delaware limited liability company (collectively, “Landlord”), acting by and through Triple Net Properties Realty, Inc., agent for Landlord (“Agent”) (collectively, hereinafter called “Licenser”) and DTN, INC., a Delaware corporation (hereinafter called “Licensee”).
WITNESSETH:
I. Licenser, for and in consideration of the payments hereinafter set forth and of the covenants and agreements made by Licensee herein contained, does herby grant unto the Licensee a non-exclusive license to utilize space in the building located at 9110 West Dodge Road, Omaha, Nebraska (hereinafter called the “Building”) for the purpose of installing, maintaining, replacing and using various satellite dishes (herein referred to as “Antenna”) to be attached to the roof of the Building during the Term of the Office Lease dated January 1, 2008 between Licenser and Licensee (the “Lease”) unless sooner terminated as provided herein provided herein. For purposes of this Agreement any capitalize terms included herein, which are not otherwise defined herein, shall have the meanings given to such terms in the Lease.
II. Except for the Rent required under the Lease and as otherwise provided herein, Licensee shall not be required to pay any monthly rental for this Agreement.
III. The size, location and placement as well as the manner and method of installation and removal of the Antenna and related equipment shall be subject to the prior written approval of Licenser. If Licenser elects to hire structural, mechanical, roofing and/or other engineers or consultants to review such plans and specifications, Licensee shall reimburse Licenser for the reasonable costs thereof, whether or not Licenser grants such approval. Notwithstanding the above, all Antenna installed as of the date of this Agreement do not need written approval.

IV. Licensee shall pay for all utilities consumed to install, maintain, operate and remove its Antenna and equipment.
V. Prior to the installation of said Antenna and equipment, Licensee shall secure and shall at all times thereafter maintain all required approvals and permits of the Federal Communications Commission and all other governmental bodies having jurisdiction over its business, including its communications, operations and facilities. Licensee shall at all times comply with all laws and ordinances and all rules and regulations of municipal, state and federal governmental authorities relating to the installation, maintenance, height, location, use, operation, and removal of said Antenna and equipment and shall fully indemnify Licenser against any loss, cost, or expense which may be sustained or incurred by it as a result of the installation, maintenance, operation, or removal of said Antenna and equipment. Licenser makes no representation that applicable laws, ordinances or regulations permit the installation or operation of antennas on the subject real estate.
VI. Licenser hereby grants unto Licensee the right, to be exercised as herein set forth, to enter upon the roof of the Building for the sole purpose of gaining access to the Licensee’s Antenna and installing, maintaining, repairing, replacing, testing and otherwise using such Antenna. In addition thereto, Licenser grants unto Licensee the right, to be exercised as herein set forth, to install such equipment, conduits, cables and materials (hereinafter called “the connecting equipment”) in shafts, ducts, conduits, chases, utility closets and other facilities of the Building as reasonably designated by Licenser as is reasonably necessary to connect Licensee’s Antenna to Licensee’s other machinery and equipment in other parts of the Building, subject to the requirements of any permits and the codes, regulations and rules of any governmental body, agency or authority. Licenser further grants to Licensee the right of access to the areas where such connecting equipment is located for the purposes of maintaining, repairing, testing and replacing the connecting equipment; provided, that Licensee shall use commercially reasonable efforts to avoid causing damage or unreasonably interfering with the operation or maintenance of any part of the Building or with any other tenant’s operation.
VII. Licensee shall promptly reimburse Licenser for the costs of repairs of any damage to the Building caused by Licensee’s installations or the operation, maintenance or removal thereof.
VIII. Licensee, at its expense, shall be solely responsible for and shall maintain its Antenna and related equipment in a safe, structural, sound, clean and sightly condition and shall indemnify and save harmless Licenser against all liens and claims of mechanics and materialmen furnishing labor and materials in the construction and maintenance of such Antenna.
IX. Licensee agrees to defend, indemnify and save harmless Licenser and to assume all liability for death or injury to any persons and all liability for loss, damage or injury to any property incurred or sustained by Licensee arising from, growing out of or resulting from Licensee’s installation or its use of the roof of the Building or any other areas in the Building where Licensee’s related equipment is located, including reasonable costs, attorney’s fees and other expenses incurred by Licenser in defending any such claim unless such loss, damage or injury is due to the willful misconduct or negligence of Licenser or Licenser’s employees, agents, contractors, subcontractors, tenants, subtenants or invitees.
X. The license hereby granted to Licensee shall not be deemed to give to Licensee the exclusive right to use the roof or tower of the Building and shall not preclude Licenser from granting a license or licenses to others; provided that Licenser shall grant no right to use the roof or tower of the Building that would cause damage to Licensee’s Antenna, materially interfere with Licensee’s exercise of its rights under this Agreement or otherwise materially interfere with Licensee’s use of its Antenna. Licenser shall cause any other licensees to exercise their respective rights without causing damage to Licenser’s Antenna or unreasonable interference with the activities being carried on by Licensee in accordance with this Agreement. Licensee shall use commercially reasonable efforts to avoid causing material interference with the activities being carried on by other licensees in accordance with their respective licenses; provided that, Licenser acknowledges and agrees that Licensee’s mere operation of its Antenna shall not be deemed to unreasonably interfere with any other licensees’ rights. Licensee shall not materially change or alter the Antenna or related equipment agreed to herein without the prior written consent of Licenser, which shall not be unreasonably withheld, conditioned or delayed.
XI. No notice or demand related to or required by this Agreement shall be effective unless same is in writing and is delivered as provided in Section 24 of the Lease.
XII. Licenser shall have the right to terminate this Agreement upon written notice to Licensee, in the event that: (a) Licensee shall default in the performance of any of the obligations imposed upon it hereunder and such default is not cured within thirty (30) days (if the default involves a hazardous condition or interferes with the operation or use of the Building, Licensee shall use its best efforts to promptly cure such default) after written notice from Licenser (provided that, if such default cannot with diligence be cured within such thirty (30)-day period and Licensee shall promptly commence to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such default may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence); or (b) it shall be determined that such installation or use materially interferes with the operation of machinery and apparatus of the Building, such as to elevators; or (c) it is found by public authority having jurisdiction over the Building that such installation and use constitute a nuisance or hazard to the public or to the occupants of the Building; or (d) the use of such antenna interferes with the use of any tenant’s equipment or data processing machines in the Building; or (e) Licensee’s lease or right to possession of space in the Building shall expire or be terminated. Notwithstanding the foregoing, Licenser will not terminate this Agreement for a reason described in clauses (b) or (d) hereof unless Licensee fails to eliminate the interference within ten (10) days after written notice from Licenser thereof, or if it is not possible with diligent commercially reasonable efforts to eliminate such interference within ten (10) days, then such time period shall be extended for such period, not to exceed sixty (60) day, as is reasonably required to eliminate such interference using commercially reasonable diligence. Provided further, Licenser will not terminate this Agreement for a reason described in clause (c) hereof if Licensee takes such action as is necessary or appropriate to eliminate or remedy the condition found by the public authority to constitute a nuisance or hazard, Licensee indemnifies, defends and holds Licenser and other Building tenants harmless against any liability or loss resulting from such condition and finding by the public authority, and such condition does not materially interfere with any other tenant’s use of its premises in the Building.
XIII. Within thirty (30) days after the expiration of the Term or the termination of this Agreement, the Antenna and the related equipment installed under the terms of this Agreement shall be removed by Licensee and the area of the Building where they were installed shall be restored by Licensee to as good condition as existed immediately prior to installation of such Antenna and related equipment.
XIV. Notwithstanding any of the foregoing in this Agreement or the Lease, except as hereinafter provided, in the event that Licenser terminates this Agreement for a reason described in clauses (b), (c) or (d) of Section XIII hereof prior to the expiration of the Term, Licensee may terminate the Lease by providing written notice thereof to Licenser. Licensee shall not have the right to terminate the Lease if Licenser terminates this Agreement for a reason described in clauses (b), (c) or (d) of Section XIII hereof if the equipment or technology was available to remedy the condition which caused (i) the interference with the operation or use of the machinery or apparatus of the Building or a tenant’s equipment or data processing machines, or (ii) the finding of nuisance or hazard by the public authority, and Licensee failed to eliminate or remedy the condition which caused the interference, nuisance or hazard. Licensor acknowledges and agrees that the Antenna, as presently installed and used (a) does not materially interfere with the operation of machinery and apparatus of the Building, (b) does not, to the best of Licenser’s knowledge and belief, constitute a nuisance or hazard to the public or the occupants of the Building, and (c) does not, to the best of Licenser’s knowledge and belief, interfere with the use of any tenant’s equipment or data processing machines in the Building.
XV. This Agreement shall he binding upon the successors and assigns of the parties hereto, provided that Licensee shall not assign or transfer this License to anyone without Licenser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Licenser’s prior written consent shall not be required for a Transfer permitted under the terms of the Lease.

LICENSEE:	LICENSER:

DTN, INC., a Delaware corporation	By: Triple Net Properties Realty, Inc. Agent for Landlord

By: /s/ Richard G. Hallé	By: /s/ Jeff Hanson

Its: CFO	Its: President & CEO
Date: 4/29/08	Date: 6/16/08

EXHIBIT “G”
DESCRIPTION OF LANDLORD’S WORK
Landlord’s Work will consist of a comprehensive common area renovation program designed by The Architectural Group for the renovation of the common areas, restrooms, stairwells and hallways of the Building, which are more particularly described in certain plans and specifications] dated January 25, 2008, with job number 0764 (the “Plans”). All materials to be used have been selected and are described in the Plans; provided, that Landlord shall have the right to change finishes to those of similar style and equal quality. The general contractor is Omaha based Midlands Construction Company. The common area renovation project has commenced on first floor of the Building. Each of the Building’s four entries and associated common areas (hallways to atrium, stairwell) will be phased in with approximately six (6) weeks dedicated to the completion of each point of entry. The North Entry will be the first entry to be completed. The restroom renovation program will also be phased in. The men’s and women’s restrooms in the North Entry will be completed during the North Entry common area renovation. During 2009, the refurbishment of the balance of the first floor restrooms will be completed. During 2010, the Northeast restrooms on the second floor and the restrooms in 3 of the 4 locations on the third floor will be completed. During 2011, all the remaining second and third floor restrooms will be completed. All restroom renovations on the first, second and third floors will be phased in to minimize disruption to Building occupants.

SCHEDULE A-1
BASE RENT

Monthly Rent
January 1, 2008 - December 31, 2008	$168,116.75
January 1, 2009 - January 31, 2009	$0.00
February 1, 2009 - December 31, 2009	$172,319.67
January 1, 2010 - January 31, 2010	$0.00
February 1, 2010 - December 31, 2010	$176,627.66
January 1, 2011 - December 31, 2011	$181,043.35
January 1, 2012 - December 31, 2012	$185,569.44
January 1, 2013 - December 31, 2013	$190,208.67
January 1, 2014 - December 31, 2014	$194,963.89
January 1, 2015 - December 31, 2015	$199,837.99
January 1, 2016 - December 31, 2016	$204,833.94
January 1, 2017 - May 31, 2017	$209,954.78

SCHEDULE A-2
BASE RENT
FOLLOWING LEASE TERMINATION AS TO REDUCTION SPACE

Monthly Rent
January 1, 2008 - December 31, 2008	$168,116.75
January 1, 2009 - January 31, 2009	$0.00
February 1, 2009 - December 31, 2009	$172,319.67
January 1, 2010 - January 31, 2010	$0.00
February 1, 2010 - May 31, 2010	$176,627.66
June 1, 2010 - December 31, 2010	$146,684.85
January 1, 2011 - December 31, 2011	$150,351.97
January 1, 2012 - December 31, 2012	$154,110.77
January 1, 2013 - December 31, 2013	$157,963.54
January 1, 2014 - December 31, 2014	$161,912.63
January 1, 2015 - December 31, 2015	$165,960.44
January 1, 2016 - December 31, 2016	$170,109.45
January 1, 2017 - May 31, 2017	$174,362.19